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(SEVEN SEAS PETROLEUM INC. LOGO)

                                                 PRESS RELEASE

                                                 CONTACT:
                                                 Daniel Drum, Investor Relations
                                                 Seven Seas Petroleum Inc.
                                                 713-622-8218
                                                 www.sevenseaspetro.com

FOR IMMEDIATE RELEASE

          SEVEN SEAS EMERGES FROM CHAPTER 11 PROTECTION, ANNOUNCES NEW
                       MANAGEMENT AND BOARD OF DIRECTORS

         August 14, 2003 - HOUSTON, TEXAS - Seven Seas Petroleum Inc. (Pink Sheets "SVSSF") announced that, effective today, the Company has emerged from protection under Chapter 11 of the United States Bankruptcy Code. On August 4, 2003, the United States Bankruptcy Court, Southern District, Houston approved a liquidating plan of reorganization which was previously accepted by the Company's bondholders and shareholders. The Company's Second Amended Plan of Reorganization will be filed with the Securities and Exchange Commission on August 15, 2003 as an exhibit to the Company's Form 8-K. A copy of the plan will be available via the SEC's website at www.sec.gov.

         The plan provides for the appointment of a sole officer of the Company and a five-member board of directors.

         Ben B. Floyd, the court-appointed bankruptcy trustee will serve as the new Chief Executive Officer of the Company. Mr. Floyd is a shareholder of Floyd, Isgur, Rios, and Wahrlich, P.C., a Houston-based law firm specializing in commercial litigation, insolvency and creditors' rights. The other board members, representing the Company's secured and unsecured creditors, are:

         Shannon T. Self, Partner, the Commercial Law Group, Oklahoma City, OK
         C. Ray Lees, Partner, the Commercial Law Group, Oklahoma City, OK
         Tom A. McKay, Managing Partner, T.A McKay and Associates, New York, NY Jeffrey D. Tuck, Vice President, Credit Suisse First Boston, L.L.C., New York, NY

         The Company has no source of cash flow and will liquidate contingent assets, as defined in the plan of reorganization, including the Deep Dindal Association Contract and certain Colombian tax assets. The Company has until September 1, 2003 to obtain additional financing to test and complete the Escuela 2 exploration well on the Deep Dindal Association Contract. It remains uncertain whether the Company will

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be able to obtain additional financing. If financing is not obtained by
September 1, the Company may be forced to relinquish the Deep Dindal Association Contact.

         Seven Seas Petroleum Inc. is an independent oil and gas exploration and production company with interests in Colombia, South America.

Statements regarding anticipated oil and gas production and other oil and gas operating activities, including the costs and timing of those activities, are "forward looking statements" within the meaning of the Securities Litigation Reform Act. The statements involve risks that could significantly impact Seven Seas Petroleum Inc. These risks include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and geologic data, competition, reduced availability of drilling and other well services, fluctuations in oil and gas prices and prices for drilling and other well services and government regulation and foreign political risks, as well as other risks discussed in detail in the Seven Seas Petroleum Inc.'s filings with the U.S. Securities and Exchange Commission.